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CEDAR FAIR, L.P.
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On May 19, 2011, Cedar Fair, L.P. issued the following news release:

For Immediate Release May 19, 2011	Contact: Stacy Frole (419) 627-2227

CHIEF EXECUTIVE OFFICER DICK KINZEL ISSUES OPEN LETTER TO CEDAR FAIR UNITHOLDERS

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Kinzel reflects on the “… many great milestones this Company has achieved over the years”; the total return on a $10,000 investment in FUN in 1987 would be approximately $100,000 today; more than $1.4 billion paid out in distributions to unitholders in that same time period

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Strongly believes the best days for Cedar Fair are still to come given Company’s enviable world-class properties, compelling family entertainment value proposition, brand reputation and strong financial profile

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Cites record attendance and strong cash flows in 2010 as “further evidence of the strength of our business model which is designed to reward our unitholders with steadily increasing value creation through growing distributions”

SANDUSKY, OHIO, May 19, 2011 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that Chief Executive Officer Dick Kinzel issued an open letter to unitholders in advance of the Special Meeting of Unitholders. The meeting will be held on June 2, 2011, at 9:00 a.m. Eastern Time, at which unitholders as of the close of business on April 11, 2011, will be entitled to vote on two proposals regarding the nomination of Directors. The Special Meeting of Unitholders will be held at the Cedar Point Center at BGSU Firelands College, One University Drive, Huron, Ohio. The Company’s Board of Directors is interested in hearing the opinions of all its unitholders and therefore, makes no recommendation regarding whether you should vote for or against the two proposals.

The text of the letter to unitholders follows in its entirety:

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CHIEF EXECUTIVE DICK KINZEL ISSUES OPEN LETTER TO CEDAR FAIR UNITHOLDERS

May 19, 2011

Dear Cedar Fair Unitholders:

Since this will be my last year as President and Chief Executive Officer of Cedar Fair, I have begun to reflect on the many great milestones this Company has achieved over the years.

Cedar Fair Entertainment Company began trading publicly on April 29, 1987 for $10.00 per unit ($5.00 after taking into account a 2-for-1 unit split in November 1997). At the time, we operated two amusement parks, Cedar Point in Sandusky, Ohio and Valleyfair in Shakopee, Minnesota, entertained approximately 4.1 million visitors, and reported revenues of approximately $103 million. Over the years, we have successfully grown the Company by acquiring targeted properties and infusing an experienced, results-driven management team to bring the acquired properties up to the “Cedar Fair Standard.” We now operate 11 amusement parks, six separately-gated outdoor water parks, one indoor water park and five hotels. Our annual revenues have grown to almost $1 billion, and we entertained a record 22.8 million guests last year, while setting the standard for our industry.

During this time, we have paid out more than $1.4 billion in distributions to unitholders, or $29.10 per unit. With the March 2011 distribution payment, Cedar Fair has now paid a distribution to its unitholders in each of the last 25 years. I am very proud of this milestone as it demonstrates that distributions have been – and remain – among our highest priorities. As we discussed on our most recent quarterly earnings conference call, we expect to pay $1.00 per unit in distributions in 2011 with a goal to increase distributions to $2.00 or more per unit in 2013.

Similarly, we are proud of the prudent and responsible manner with which we’ve run the business and the sustained value we have created for our unitholders through both good and bad economies. Our balanced approach of sound financial and operations management, coupled with continual investment within our parks, has clearly rewarded our unitholders over the years. For example, if you had invested $10,000 in April of 1987 you would report a total return of approximately $100,000 today. In comparison, the same investment in the S&P 500 would be worth approximately $61,000 today.

Last year was a terrific example of our acute focus on value creation for unitholders and potential for future growth as we:

•	Entertained a record 22.8 million guests in a slowly recovering U.S. economy;

•	Increased Adjusted EBITDA by 14% to a record $359.2 million¹;

•	Continued to control operating costs resulting in an increase of 2.1% in the adjusted EBITDA margin;

•	Refinanced our debt and revolving credit facility, which extended maturities, widened debt covenants and allowed the reinstatement of a distribution by the end of 2010; and

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CHIEF EXECUTIVE DICK KINZEL ISSUES OPEN LETTER TO CEDAR FAIR UNITHOLDERS

May 19, 2011

•	Reduced debt by $47 million, which will also lower annual interest expense and leverage ratios.

Our record attendance and strong cash flows in 2010 are further evidence of the strength of our business model which is designed to reward our unitholders with steadily increasing value creation through growing distributions.

Consistent with our fiscal discipline and strategic focus, we believe we will be able to take advantage of additional opportunities in the future, such as growing out-of-park revenues through the introduction of new hotels and restaurants and external growth opportunities through acquisitions and/or joint ventures.

Our recent successes are even more impressive when you consider the many challenges we have faced – from the lingering negative effects of the recent financial crisis and economic recession to the seemingly endless attacks, litigation and threats by Q Funding, a hedge fund investor based in Texas.

Q Funding has requested yet another Special Meeting of unitholders, this time to vote on amendments to our governance documents to give unitholders the right to nominate directors for election to the Board of Directors. However, Q Funding’s original proposal was not consistent with our governance structure and we advised them accordingly. Rather than fix their own mistake, Q Funding sued to force the Company to convene a meeting to vote on their ineffective proposal, further spending unitholders’ money in unnecessary and costly litigation, before finally acknowledging the flaw in their proposal.

In order to provide unitholders with an opportunity to vote on the issue of director nominations in a manner consistent with our governance structure, there will be two proposals on the proxy for this Special Meeting that would properly amend both the regulations of our general partner and the Partnership Agreement. The Board is interested in hearing the opinions of all its unitholders and therefore, makes no recommendation regarding whether you should vote for or against the two proposals.

We have always been willing to take into consideration any nominee that may have been presented to us from unitholders. Look no further than Q Funding’s request last year and the addition of two new Board members suggested by them. We do not believe in conducting business through lawsuits and repeated special meetings and believe it is more productive to work together with our investors to strengthen our corporate governance practices and optimize the value of this Company. It is also important for all investors to have a say in their company and to ensure everyone is fairly represented.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CHIEF EXECUTIVE DICK KINZEL ISSUES OPEN LETTER TO CEDAR FAIR UNITHOLDERS

May 19, 2011

Our focus will remain on our business and continuing to produce strong results while making adjustments where we can to our corporate governance structure based on unitholder feedback. We encourage Q Funding to stop the expensive lawsuits and special meetings, which take money out of your pocket, and come to the table to work constructively with your Board of Directors and maximize value for all unitholders.

As a reminder, you can always communicate directly with your Board of Directors by sending communications to the attention of Brenda Lakner, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee.

We have positioned Cedar Fair for an exciting future:

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We have a deep, exceptionally talented and highly motivated team of managers throughout the organization – from operations, to marketing and guest services, to finance and legal. The fact that we produced record results in 2010 despite the previously mentioned challenges and distractions is a testament to the strength of our team and their potential for future value creation.

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We have an independent Board led by C. Thomas “Tom” Harvie, our newly appointed independent Chairman. At this time I would also like you to know we intend to nominate another new independent and highly qualified director to the Board for election at our 2011 Annual Meeting, which is currently scheduled to be held on July 7, 2011 in Sandusky, Ohio. This individual will represent the fourth new independent Board member added since 2008.

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We have already had a positive start to 2011. In February, in light of our strong performance in 2010 and the strengthening of our capital structure, we took the opportunity to reduce interest rate spreads, extend the maturity of a portion of our debt and gain additional flexibility under several lender covenants including our distribution provisions. With this new refinancing, we expect to achieve annualized interest savings of approximately $18 million based on today’s interest rates. As I stated earlier, should 2011 cash flows meet our expectations, we intend to pay $1.00 per unit in distributions to our investors by the end of this year and would have between $1.30 to $1.65 per unit available for distribution in 2012. Looking ahead with that same assumption, our goal is to distribute $2.00 or more per unit in 2013.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CHIEF EXECUTIVE DICK KINZEL ISSUES OPEN LETTER TO CEDAR FAIR UNITHOLDERS

May 19, 2011

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We also have an exciting capital investment program in place again this year, including a 300-foot-tall thrill ride being introduced at our four largest parks. We are also introducing a variety of family rides and attractions, new restaurants and new live shows across all of our properties. We are keenly focused on carrying the momentum from our operations in 2010 into 2011 and are optimistic that we can continue to build upon these record results as the economy continues to recover. As long as our parks perform as we fully expect them to, and the economy and weather cooperate, we expect to generate full-year net revenues between $975 million to $1.0 billion and full-year adjusted EBITDA in the range of $350 million to $370 million in 2011.

Looking at 2012 and beyond, we continue to believe that this business is recession resistant — not recession proof, but recession resistant — and we will be able to continue to attract guests on an annual basis. Our successful history has clearly shown the loyalty of our guests and there is no reason to expect the future to be any different. We have already begun approving new rides and attractions well into 2013 and I am confident these investments will continue to make our parks the best in the world.

As you may know by now, my contract expires in January of 2012 and the Board of Directors is currently conducting a search and interview process for the next CEO. As part of this process, we retained an internationally recognized executive search firm to assist a special committee of the Board in identifying and recruiting a new top executive. We have been able to attract and identify several strong candidates and are on track to complete the process in the near future.

I have always said that the best part of my job is walking the midway. It’s the only way to really know what’s going on in the park. Throughout my time in this industry I have tried to stay in touch with what’s happening along the midway, to talk to guests and employees, and to observe how our guests are enjoying the park. I make no apology for being a hands-on manager. Cedar Fair has a solid foundation and I know the next CEO will build upon this success. I look forward to partnering with my successor through a seamless transition.

We will continue to systematically carry out our strategy with our eye on the goal of producing substantial free cash flows that will allow us to invest consistently and productively in our business and pay a growing distribution to our unitholders, while progressively decreasing leverage. We want to ensure our unitholders have the opportunity to enjoy another 25 consecutive years of distributions.

I believe all our plans and efforts will result in substantial rewards in the future. I firmly believe our actions will speak for themselves and having a solid business and real assets will result in exciting growth, creating additional unitholder value going forward. Our approach will be strategic and responsible while, at the same time, maintaining the forward motion required to reach our goals.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CHIEF EXECUTIVE DICK KINZEL ISSUES OPEN LETTER TO CEDAR FAIR UNITHOLDERS

May 19, 2011

We remain committed to the success of Cedar Fair as a leading national entertainment brand. I would like to thank you for your continued commitment, and I look forward to reporting our progress to you as 2011 is shaping up to be another exciting year for Cedar Fair.

Sincerely,

Richard L. Kinzel

President and Chief Executive Officer

¹	A reconciliation of Adjusted EBITDA to net income is available on page 16 of our 2010 Form 10-K which is available on the Company’s website (www.cedarfair.com).

*** END OF LETTER TO UNITHOLDERS ***

About Cedar Fair Entertainment Company:

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.

Forward-Looking Statement:

Some of the statements contained in this letter (including information included or incorporated by reference herein) may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

CHIEF EXECUTIVE DICK KINZEL ISSUES OPEN LETTER TO CEDAR FAIR UNITHOLDERS

May 19, 2011

prove to be correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and the risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This may be deemed to be solicitation material in respect of the Company’s Special Meeting of Unitholders scheduled for June 2, 2011. On May 3, 2011, in connection with the Special Meeting, the Company filed a definitive proxy statement and a form of proxy with the SEC and the definitive proxy statement and a form of proxy were mailed on or about May 4, 2011 to the Company’s unitholders of record as of April 11, 2011. In addition, the Company will file with, or furnish to, the SEC all additional relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Investors and security holders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s unitholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the Special Meeting of Unitholders. Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233